Exhibit (a)(5)(ii)

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information:

Shareholder Services

(866) 270-7788

closedendfunds@virtus.com

Virtus Total Return Fund Commences Tender Offer

Hartford, CT, February 15, 2017 – Virtus Total Return Fund (NYSE: DCA) today announced it has commenced a tender offer to acquire for cash up to 40 percent of the fund’s outstanding shares at a price equal to 99 percent of its net asset value (NAV) per share as of the close of regular trading on the New York Stock Exchange on March 15, 2017, the date the tender offer expires. If more than 40 percent of the fund’s outstanding shares are tendered, the fund will purchase shares from tendering shareholders on a pro-rata basis.

The tender offer is being made on the terms and subject to the conditions set forth in the Issuer Tender Offer Statement and related Letter of Transmittal that have been filed with the Securities and Exchange Commission. The tender offer will terminate at 11:59 p.m. (Eastern) on March 15, 2017, unless extended. The pricing date will also be March 15, 2017, unless the tender offer is extended.

In connection with the tender offer, the fund has temporarily suspended its open-market purchases of shares pursuant to its share repurchase program until on or about 10 business days after the termination of the tender offer, as required by the Securities Exchange Act of 1934, as amended.

This announcement is not a recommendation, an offer to purchase, or a solicitation of an offer to sell shares of the fund. The tender offer is being made only by an Issuer Tender Offer Statement, a related Letter of Transmittal and other documents, which have been filed with the Securities and Exchange Commission. Shareholders of the fund should read the Issuer Tender Offer Statement and related exhibits, as they contain important information about the tender offer. These and other filed documents are available to investors for free both at the website of

-more-

Virtus Total Return Fund Commences Tender - 2

the Securities and Exchange Commission and from the fund. Shareholders may obtain further information regarding the Tender Offer from Georgeson LLC, the Information Agent for the Tender Offer, by calling 1-800-932-9864 or from the fund by calling at 1-866-270-7788.

About the Fund

The Virtus Total Return Fund is a non-diversified closed-end fund with an objective of total return, consisting of both capital appreciation and current income, as determined by the fund's investment adviser, Virtus Investment Advisers, Inc. The fund has been managed since December 9, 2011 by Duff & Phelps Investment Management Co. and Newfleet Asset Management, LLC.

For more information on the fund, contact shareholder services at (866) 270-7788, by email at closedendfunds@virtus.com, or through the closed end fund section on the web at www.virtus.com.

About Duff & Phelps Investment Management Co.

Duff & Phelps Investment Management is a leader in investing in real estate investment trusts, infrastructure, and utility companies and in developing and managing focused investment strategies for specialized clients. For more information about Duff & Phelps, visit www.dpimc.com.

About Newfleet Asset Management

Newfleet Asset Management provides comprehensive fixed income portfolio management in multiple strategies. Newfleet Multi-Sector Strategies leverages the knowledge and skill of a team of investment professionals with expertise in every sector of the bond market, including evolving, specialized, and out-of-favor sectors. The team employs active sector rotation and disciplined risk management to portfolio construction, avoiding interest rate bets and remaining duration neutral to each strategy's stated benchmark.

Fund Risks

An investment in a fund is subject to risk, including the risk of possible loss of principal. A fund’s shares may be worth less upon their sale than what an investor paid for them. Shares of closed-end funds may trade at a discount to their net asset value.

Virtus Total Return Fund Commences Tender - 3

Forward-Looking Information

This press release contains statements that are, or may be considered to be, forward-looking statements. All statements that are not historical facts, including statements about beliefs or expectations, are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements may be identified by such forward-looking terminology as “expect,” “estimate,” “plan,” “intend,” “believe,” “anticipate,” “may,” “will,” “should,” “could,” “continue,” “project,” or similar statements or variations of such terms. Forward-looking statements are based on a series of expectations, assumptions, and projections; are not guarantees of future results or performance; and may involve risks and uncertainty. All forward-looking statements are as of the date of this release only; the funds undertake no obligation to update or review any forward-looking statements. The funds can give no assurance that such expectations or forward-looking statements will prove to be correct. Actual results may differ materially. You are urged to carefully consider all such factors.

For Further Information:	Media Relations:
Shareholder Services (866) 270-7788 closedendfunds@virtus.com	Joe Fazzino Virtus Investment Partners 860-263-4725	Jacob Green Kwittken & Co. 646-747-7145

# # #